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BITMART USER AGREEMENT

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4 days ago · Updated

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Dear User,

Welcome to BitMart! This is a User Agreement between you (also referred to herein as "Client," "User," or customer) and BitMart ("BitMart"). This User Agreement ("Agreement") governs your use of the services provided by BitMart described below ("BitMart Services" or "Services"). By signing up to use an account through bitmart.com, APIs, or the BitMart mobile application (collectively the "BitMart Site"), you agree that you have read, understand, and accept all of the terms and conditions contained in this Agreement including Section 10.3. "Arbitration; Waiver of Class Action", as well as our Privacy Policy, Cookie Policy, and E-Sign Consent Policy.

Before registering a user's account with BitMart, or engaging yourself with any services provided by/through bitmart.com or any associated websites, APIs, mobile applications (collectively the "Platform"), please make sure you have read and understood each and every term and condition contained in this Agreement. We may, in our sole discretion, refuse to open a BitMart Account, or limit the number of BitMart Accounts that you may hold or suspend or terminate any BitMart Account or the trading of specific Digital Currency in your account.

By registering a BitMart account, you represent that you are over 18 years old, with physical and mental capacity to enter into this Agreement between you and GBM Global Holding Company Limited, and you have read, understand, and accept all terms and conditions contained in this User Agreement, Privacy Policy, AML/KYC policy, OTC Trading Rules, any Amendments,

Appendices, or other covenants that may be modified from time to time and be posted on BitMart, or be delivered to you through mails, emails, SMS, or other methods that are employed by BitMart.

As with any asset, the value of Digital Currencies can go up or down and there can be a substantial risk that you lose money buying, selling, holding, or investing in digital currencies. You should carefully consider whether trading or holding Digital Currencies is suitable for you in light of your financial condition. BitMart is not registered with the U.S. Securities and Exchange Commission and does not offer securities services in the United States or to U.S. persons.

Last updated: May 30, 2021

1. BitMart Services

1.1. Your BitMart Account encompasses the following basic BitMart services ("BitMart Services"):、*One or more hosted Digital Currency wallets that allow users to store certain supported Digital Currencies and to track, transfer, and manage supported Digital Currencies (the "Hosted Wallet");

*A Digital Currency exchange platform bundled with various features including real-time quotes, charting tools, news feeds, and more, that allows investors and traders to place trades. The Platform is currently specifically tailored to following markets:

A. Organized spot market for tokens

B. Over-the-counter (OTC) markets

C. Staking markets

D. Lending markets

2. BitMart Account

2.1. Account Registration. In order to use the BitMart Services, you will need to register a BitMart account. By using a BitMart Account you agree and represent that you will use BitMart only for yourself, and not on behalf of any third party, unless you have obtained prior approval from BitMart. You are fully responsible for all activity that occurs under your BitMart Account.

During the registration process, we will ask you for information, including your name and other personal information to verify your identity. We may, in our sole discretion, refuse to open a BitMart Account, or limit the number of BitMart Accounts that you may hold or suspend or terminate any BitMart Account or the trading of specific Digital Currency in your account.

2.2. Terms. We may amend or modify this Agreement at any time by posting the revised agreement on BitMart website and/or providing a copy to you (a "Revised Agreement"). The Revised Agreement shall be effective as of the time it is posted but will not apply retroactively. Your continued use of the Services after the posting of a Revised Agreement constitutes your acceptance of such Revised Agreement. If you do not agree with any such modification, your sole and exclusive remedy is to terminate your use of BitMart Services and close your account.

2.3. Identity Verification. During registration of your BitMart account, you agree to provide us with the information we request for the purposes of identity verification and the detection of money laundering, terrorist financing, fraud, or any other financial crimes and permit us to keep a record of such information. You will need to complete certain verification procedures before you are permitted to use BitMart Services. Your access to one or more BitMart Services and the limits that apply to your use of the BitMart Services, may be altered as a result of information collected about you on an ongoing basis. The information we request may include certain personal information, including, but not limited to, your name, address, telephone number, e-mail address, date of birth, taxpayer identification number, a government identification, and in some cases (where permitted by law), special categories of personal data, such as your biometric information. In providing us with this or any other information that may be required, you confirm that the information is accurate and authentic. You agree to keep us updated if any of the information you provide changes. You authorize us to make inquiries, whether directly or through third parties, that we consider necessary to verify your identity or protect you and/or us against fraud or other financial crime, and to take action we reasonably deem necessary based on the results of such inquiries. When we carry out these inquiries, you acknowledge and agree that your personal information may be disclosed to credit reference and fraud prevention or financial crime agencies and that these agencies may respond to our inquiries in full. Such inquiries shall be for identity check purpose only and shall not have adverse effect on your credit rating.

Further, you authorize your wireless operator (AT&T, Sprint, T-Mobile, US Cellular, Verizon, or any other branded wireless operator) to use your mobile number, name, address, email, network status, customer type, customer role, billing type, mobile device identifiers (IMSI and IMEI) and other subscriber status details, if available, solely to allow verification of your identity and to compare information you have provided to BitMart with your wireless operator account profile information for the duration of the business relationship. See our Privacy Policy for how we treat your data.

2.4. Access. To access the BitMart Services, you must have the necessary equipment (such as a smartphone or laptop) and the associated telecommunication service subscriptions to access the Internet. The BitMart Services can be accessed directly using the BitMart Site. Access to BitMart Services may become degraded or unavailable during times of significant volatility or volume.

This could result in the inability to buy or sell for periods of time and may also lead to support response time delays. Although we strive to provide you with excellent service, we do not represent that the BitMart Site or other BitMart Services will be available without interruption and we do not guarantee that any order will be executed, accepted, recorded, or remain open. BitMart shall not be liable for any losses resulting from or arising out of transaction delays.

2.5 Geographic Restrictions. At this time, BitMart does not provide Services to residents of: Afghanistan, Balkans, Belarys, Burma, China (Mainland), Cote D'Ivoire (Ivory Coast), Cuba, Crimea, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, Zimbabwe and the State of New York.

3. Digital Currencies

3.1. Legal Nature. Digital Currency is not legal tender, is not backed by the government, and accounts and value balances are not subject to any Deposit Insurance schemes or protections. Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and value of virtual currency.

BitMart is an independent exchange platform for Digital Currencies for the users. However, BitMart hereby expressly confirms that NO Digital Currency listed on BitMart shall be deemed or is intended to be deemed as an investment contract of any kind, or a security, for any and all purposes. BitMart is not registered with the U.S. Securities and Exchange Commission and does not offer securities services in the United States or to U.S. persons.

3.2. General Risks. USE OF BITMART'S SERVICES IS ENTIRELY AT YOUR OWN RISK. BITMART DOES NOT PROVIDE INVESTMENT, TAX, OR LEGAL ADVICE, NOR DOES BITMART BROKER TRADES ON YOUR BEHALF. ALL TRANSACTIONS ARE FILLED AUTOMATICALLY, BASED ON YOUR INSTRUCTIONS, AND YOU ARE SOLELY RESPONSIBLE FOR DETERMINING WHETHER ANY INVESTMENT, INVESTMENT STRATEGY OR RELATED TRANSACTION IS APPROPRIATE FOR YOU BASED ON YOUR PERSONAL INVESTMENT OBJECTIVES, FINANCIAL CIRCUMSTANCES AND RISK TOLERANCE. THERE IS NO GUARANTEE AGAINST LOSSES.

The value of Digital Currency may be derived from the continued willingness of market participants for Digital Currency transactions, which may result in the potential for permanent and total loss of value of a particular Digital Currency should the market for that Digital Currency disappear. The volatility and unpredictability of the Digital Currency market may also result in significant loss over a short period of time.

Transactions in Digital Currency may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable. The nature of Digital Currency may lead to an increased risk of fraud or cyber attack.

4. Hosted Wallet Services

4.1. In General. As part of your BitMart Account, BitMart will provide qualifying users access to a hosted Digital Currency wallet(s) for holding Digital Currencies ("Digital Currency Wallet").

4.2. Hosted Digital Currency Wallet. Your Digital Currency Wallet enables you to store, track, transfer, and manage supported Digital Currency contained in your Digital Currency Wallet. As used throughout, "Digital Currency" means only those particular digital currencies listed as available to trade in your BitMart Account (also referred to as "Supported Digital Currency"). Upon completion of account registration, you will have the ability to purchase, request, send, receive and store Digital Currency from third parties by giving instructions through the Platform. Services and supported assets may vary by jurisdiction. We securely store Digital Currency private keys, which are used to process transactions, in a combination of online and offline storage. As a result of our security protocols, it may be necessary for us to retrieve private keys or related information from offline storage in order to facilitate a Digital Currency Transfers in accordance with your instructions, and you acknowledge that this may delay the initiation or crediting of such Digital Currency Transfers. Additional rules associated with such product(s) and service(s) may apply.

The Digital Currency Wallet service is available only in connection with those Digital Currencies that BitMart, in its sole discretion, decides to support. The Digital Currency that BitMart supports may change from time to time. If you have any questions about which Digital Currencies BitMart currently supports, please visit our website. Under no circumstances would you attempt to use your Digital Currency Wallet to store, send, request or receive Digital Currencies in any form that are not supported by BitMart. BitMart assumes no responsibility or liability in connection with any attempt to use BitMart Services for Digital Currencies that BitMart does not support. Additional rules associated with such product(s) and service(s) may apply.

4.3. Supported Digital Currencies. Your BitMart Account is intended solely for proper use of Supported Digital Currencies as designated on the Site. Under no circumstances should you attempt to use your Digital Currency Wallet to store, send, request, or receive digital currencies we do not support. BitMart assumes no responsibility in connection with any attempt to use your Digital Currency Wallet with digital currencies that we do not support. If you have any questions about which Digital Currencies we currently support, please contact us via support@bitmart.comour website.

4.4. Digital Currency Storage & Transmission Delays. BitMart securely stores all Digital Currency private keys in our control in a combination of online and offline storage. As a result of our security protocols, it may be necessary for BitMart to retrieve certain information from offline

storage in order to facilitate a Digital Currency transaction in accordance with your instructions, and you acknowledge that this may delay the initiation or crediting of such Digital Currency

transaction for 48 hours or more. You acknowledge and agree that a Digital Currency transaction facilitated by BitMart may be delayed.

4.5. Supplemental Protocols Excluded. Unless specifically announced on the BitMart Site or other official public statement of BitMart, Supported Digital Currencies excludes all other protocols and/or functionality which supplement or interact with the Supported Digital Currency. This exclusion includes but is not limited to: metacoins, colored coins, side chains, or other derivative, enhanced, or forked protocols, tokens, or coins or other functionality, such as staking, protocol governance, and/or any smart contract functionality, which may supplement or interact with a Digital Currency we support. Do not use your BitMart Account to attempt to receive, request, send, store, or engage in any other type of transaction or functionality involving any such protocol as BitMart is not configured to detect, secure, or process these transactions and functionality. Any attempted transactions related to such supplemental protocols will fail and result in your loss of your Digital Currency. You acknowledge and agree that supplemental protocols are excluded from Supported Digital Currency and that BitMart has no liability for any losses related to supplemental protocols.

4.6. Operation of Digital Currency Protocols. BitMart does not own or control the underlying software protocols which govern the operation of Digital Currencies supported on our Platform. In general, the underlying protocols are open source and anyone can use, copy, modify, and distribute them. We assume no responsibility for the operation of the underlying protocols and we are not able to guarantee the functionality or security of network operations. In particular, the underlying protocols may be subject to sudden changes in operating rules (including "forks"). Any such material operating changes may materially affect the availability, value, functionality, and/or the name of the Digital Currency you store in your Digital Currency Wallet. BitMart does not control the timing and features of these material operating changes. It is your responsibility to make yourself aware of upcoming operating changes and you must carefully consider publicly available information and information that may be provided by BitMart in determining whether to continue to use a BitMart Account for the affected Digital Currency. In the event of any such operational change, BitMart reserves the right to takes such steps as may be necessary to protect the security and safety of assets held on BitMart platform, including temporarily suspending operations for the involved digital currency (currencies), and other necessary steps; BitMart will use its best efforts to provide you notice of its response to any material operating change; however, such changes are outside of BitMart's control and may occur without notice to BitMart. BitMart's response to any material operating change is subject to its sole discretion and includes deciding not to support any new digital currency, fork, or other actions. You acknowledge and accept the risks of operating changes to Digital Currency protocols and agree that BitMart is not responsible for such operating changes and not liable for any loss of value you may experience as a result of such changes in operating rules. You acknowledge and accept that

BitMart has sole discretion to determine its response to any operating change and that we have no responsibility to assist you with unsupported currencies or protocols.

By using BitMart Services, you acknowledge and agree (i) that BitMart is not responsible for operation of the underlying protocols and that BitMart makes no guarantee of their functionality, security, or availability; and (ii) that the underlying protocols are subject to sudden changes in operation rules (generally understood as a "fork"), and that such forks may materially affect the value, function, and/or even the name of the Digital Currency you store in the BitMart Platform. In the event of a fork, you agree that BitMart may temporarily suspend BitMart operations (with or without prior notice to you) and that BitMart may, in its sole discretion, decide whether or not to support either branch of the forked protocol entirely. You acknowledge and agree that BitMart assumes absolutely no responsibility whatsoever in respect of an unsupported branch of a forked protocol. BitMart bears no responsibility to assist you with unsupported currencies or protocols.

4.7. Digital Currency Ownership. Title to Digital Currency shall at all times remain with you and shall not transfer to BitMart. As the owner of Digital Currency in your Digital Wallet, you shall bear all risk of loss of such Digital Currency. BitMart shall have no liability for Digital Currency fluctuations. None of the Digital Currencies in your Digital Currency Wallet are the property of, or shall or may be loaned to, BitMart; BitMart does not represent or treat assets in User's Digital Currency Wallets as belonging to BitMart. BitMart may not grant a security interest in the Digital Currency held in your Digital Currency Wallet. Except as required by a facially valid court order, or except as provided herein, BitMart will not sell, transfer, loan, hypothecate, or otherwise alienate Digital Currency in your Digital Currency Wallet unless instructed by you.

You control the Digital Currencies held in your Digital Currency Wallet. At any time, subject to outages, downtime, and other applicable policies, you may withdraw your Digital Currency by sending it to a different blockchain address. As long as you continue to use your Digital Currencies with BitMart, BitMart shall retain control over electronic private keys associated with blockchain addresses operated by BitMart, including the blockchain addresses that hold your Digital Currency.

4.8 Acknowledgement of Risk. You acknowledge that Digital Currency is not subject to protections or insurance provided by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

4.9 Digital Currencies Not Segregated. In order to more securely custody assets, BitMart may use shared blockchain addresses, controlled by BitMart, to hold Digital Currencies held on behalf of customers and/or held on behalf of BitMart. Although we maintain separate ledgers for Client and BitMart Accounts, BitMart shall have no obligation to segregate by blockchain address Digital Currencies owned by you from Digital Currencies owned by other customers or by BitMart.

5. Payment Services, Purchase and Sale Transactions

5.1. Purchase or Sale of Digital Currency. When you purchase (buy) or sale Digital Currency from BitMart, this transaction is intended to effect a sale of Digital Currency. You can purchase (buy) Digital Currency using Digital Currency held in your Digital Currency Wallet, as permitted. Your purchase must follow the relevant instructions on BitMart website. BitMart reserves the right to cancel any transaction not confirmed by you within five (5) seconds after BitMart quotes a transaction price.

If BitMart cannot complete your Digital Currency Transaction for any reason (such as price movement, market latency, inability to find a counterparty for your transaction, or order size), BitMart will reject the order and notify you of such rejection. You will not be charged for a rejected transaction.

BitMart, in its sole exclusion, may offer proprietary trading to act as the buyer or seller to initiate and promote the other side of the client trade to improve market liquidity and depth. Additional rules associated with such product(s) and service(s) may apply.

BitMart reserves the right to refuse to process or to cancel any pending transaction as required by law or in response to a subpoena, court order, or other binding government order or to enforce transaction limits. BitMart cannot reverse a transaction which has been broadcasted to a Digital Currency network.

5.2. Digital Currency Transactions. BitMart possesses supported Digital Currency according to the instructions received from its users and we do not guarantee the identity of any user, receiver, requestee or other party. You should verify all transaction information prior to submitting instructions to BitMart. Once submitted to a Digital Currency network, a Digital Currency transaction will be unconfirmed for a period pending sufficient confirmation of the transaction by the Digital Currency network. A transaction is not complete while it is in a pending state. Funds associated with transactions that are in a pending status will be designated accordingly, and will not be included in your BitMart Account balance or be available to conduct transactions.

BitMart reserves the right to delay any Digital Currency transaction if it perceives a risk of fraud or illegal activity.

5.3. Fees. In general, BitMart makes money when you purchase or sell Digital Currency on BitMart Site. A full list of BitMart fees for your BitMart Account can be found on our Fee Schedule page. By using BitMart Services you agree to pay all applicable fees. BitMart reserves the right to adjust its pricing and fees and any applicable waivers at any time. We will always notify you of the pricing and fees which apply to your transaction before/when you authorize the transaction. BitMart may charge network fees (miner fees) to process a Digital Currency transaction on your behalf. BitMart will calculate the network fee in our discretion, although BitMart will always notify

you of the network fee at or before the time you authorize the Digital Currency transaction.

5.4. Debts. In the event that there are outstanding amounts owed to BitMart hereunder, including in your BitMart Account, BitMart reserves the right to debit your BitMart Account accordingly.

5.5. Third Party Payments. BitMart has no control over, or liability for, the delivery, quality, safety, legality or any other aspect of any goods or services that you may purchase or sell to or from a third party (including other users of BitMart Services). BitMart is not responsible for ensuring that a buyer or a seller you may transact with will actually complete the transaction or is authorized to do so. If you experience a problem with any goods or services purchased from, or sold to, a third party in connection with Digital Currency transferred using the BitMart Services, or if you have a dispute with such third party, you must resolve the dispute directly with that third party. If you believe a third party has behaved in a fraudulent, misleading or inappropriate manner, or if you cannot adequately resolve a dispute with a third party, you may notify BitMart Support at support@bitmart.com so that we may consider what action to take, if any.

5.6. Unauthorized and Incorrect Transactions. When a Digital Currency transaction occurs using your credentials, we will assume that you authorized such transaction, unless you notify us otherwise. If you believe you did not authorize a particular transaction or that a transaction was incorrectly carried out, you must contact us as soon as possible either by email free of charge at support@bitmart.com. It is very important that you regularly check your Digital Currency Wallet balances and your transaction history regularly to ensure you notify us as soon as possible of any unauthorized or incorrect transactions to. We are not responsible for any claim for unauthorized or incorrect transactions unless you have notified us in accordance with this section.

5.7. Account Information. You will be able to see your Digital Currency Wallet balances using BitMart Site. You can also access your transaction history, including (i) the amount (and currency) of each Digital Currency Transaction, (ii) a reference to the identity of the payer and/or payee (as appropriate), (iii) any fees charged (excluding any spread, or margin, over the prevailing market rate on BitMart's trading platform), (iv) if applicable, the rate of exchange, and the amount (in the new currency) after exchange (where you are the payer) or the amount (in the original currency) before the exchange (where you are the payee), and (v) the date of each Digital Currency Transaction.

5.8. Consent to access, processing and storage of your personal data. You consent to us accessing, processing and retaining any personal information you provide to us for the purpose of us providing BitMart Services to you. This consent is not related to, and does not affect, any rights or obligations we or you have in accordance with data protection laws, privacy laws and regulations. You can withdraw your consent at any time by closing your account with us. However, we may retain and continue to process your personal information for other purposes.

Please see our Privacy Policy for further information about how we process your personal data,

transaction data, and the rights you have in respect of this.

5.9. Reversals & Cancellations. You cannot cancel, reverse, or change any transaction marked as complete or pending. You are responsible for maintaining an adequate balance and/or sufficient credit limits in order to avoid overdraft, non-sufficient funds (NSF), or similar fees charged by your payment provider. We reserve the right to refuse to process, or to cancel or reverse, any Digital Currency Transaction or Transfers in our sole discretion, if we suspect the transaction involves (or has a high risk of involvement in) money laundering, terrorist financing, fraud, or any other type of financial crime; in response to a subpoena, court order, or other government order; if we reasonably suspect that the transaction is erroneous; or if BitMart suspects the transaction relates to a prohibited use or a prohibited business as set forth below. In such instances, BitMart will reverse the transaction and we are under no obligation to allow you to reinstate a purchase or sale order at the same price or on the same terms as the cancelled transaction.

5.10. Payment Services Partners. BitMart may use a third party payment processor to process transactions between you and BitMart By agreeing to Bitmart's User Agreement and Privacy Policy, you also agree to such payment processor's terms and policies.

6. Digital Currency Transfers

6.1. In General. If you have sufficiently verified your identity, your Digital Currency Wallet enables you to send Supported Digital Currency to, and request, receive, and store Supported Digital Currency from, third parties by giving instructions through the BitMart Site. Your transfer of Supported Digital Currencies between your other digital currency wallets (including wallets off the BitMart Site) and to and from third parties is a "Digital Currency Transfer".

6.2. Pending Transactions. Once a Digital Currency Transfer is submitted to a Digital Currency network, the transaction will be unconfirmed and remain in a pending state for a period of time sufficient to confirmation of the transaction by the Digital Currency network. A Digital Currency Transfer is not complete while it is in a pending state. Pending Digital Currency Transfers that are initiated from a BitMart Account will reflect a pending transaction status and are not available to you for use on the BitMart platform or otherwise while the transaction is pending.

6.3. Inbound Digital Currency Transfers. When you or a third party sends Digital Currency to a BitMart wallet from an external wallet not hosted on BitMart ("Inbound Transfers"), the person initiating the transaction is solely responsible for executing the transaction properly, which may include, among other things, payment of sufficient network or miner's fees in order for the transaction to be successful. Insufficient network fees may cause an Inbound Transfer to remain in a pending state outside of BitMart's control and we are not responsible for delays or loss

in a pending state outside of BitMart's control and we are not responsible for delays or loss incurred as a result of an error in the initiation of the transaction and have no obligation to assist in the remediation of such transactions. By initiating an Inbound Transfer, you attest that you are transacting in a Supported Digital Currency which conforms to the particular BitMart wallet into which funds are directed. For example, if you select an Ethereum wallet address to receive funds, you attest that you are initiating an Inbound Transfer of Ethereum alone, and not any other currency such as Bitcoin or Ethereum Classic. BitMart incurs no obligation whatsoever with regard to unsupported digital currency sent to a BitMart Account or Supported Digital Currency sent to an incompatible Digital Currency wallet. Erroneously transmitted funds will be lost, and we take no responsibility for it. We recommend customers send a small amount of Supported Digital Currency as a test prior to initiating a send of a significant amount of Supported Digital Currency. BitMart may from time to time determine types of Digital Currency that will be supported or cease to be supported.

6.4. Outbound Digital Currency Transfers. When you send Digital Currency from your BitMart Account to an external wallet ("Outbound Transfers"), such transfers are executed at your instruction by BitMart. You should verify all transaction information prior to submitting instructions to us. BitMart shall bear no liability or responsibility in the event you enter an incorrect blockchain destination address. We do not guarantee the identity or value received by a recipient of an Outbound Transfer. Digital Currency Transfers cannot be reversed once they have been broadcast to the relevant Digital Currency network, although they may be in a pending state, and designated accordingly, while the transaction is processed by network operators. BitMart does not control the Digital Currency network and makes no guarantees that a Digital Currency Transfer will be confirmed by the network. We may refuse to process or cancel any pending Outbound Digital Currency Transfers as required by law or any court or other authority to which BitMart is subject in any jurisdiction. Additionally, we may require you to wait some amount of time after completion of a transaction before permitting you to use further BitMart Services and/or before permitting you to engage in transactions beyond certain volume limits.

6.5. Third Party Merchants. We have no control over, or liability for, the delivery, quality, safety, legality or any other aspect of any goods or services that you may purchase from a third party (including other users of BitMart Digital Currency Services). We are not responsible for ensuring that a third party buyer or a seller you transact with will complete the transaction or is authorised to do so. If you experience a problem with any goods or services purchased from, or sold to, a third party using Digital Currency transferred using the BitMart Digital Currency Services, or if you have a dispute with such third party, you should resolve the dispute directly with that third party. If you believe a third party has behaved in a fraudulent, misleading, or inappropriate manner, or if you cannot adequately resolve a dispute with a third party, you may notify BitMart Support at https://support.BitMart.com so that we may consider what action to take, if any.

6.6 Debts. In the event that there are outstanding amounts owed to us hereunder, including in your BitMart Account, BitMart reserves the right to debit your BitMart Account.

7. Additional Services

7.1. Generally. In addition to the Services above, the following services ("Additional Services") may be made available by BitMart to users that fulfill certain eligibility criteria.

7.2 Staking Services. When you hold Digital Currencies on BitMart you may be given the option to "stake" these assets in a third party proof of stake network via staking services provided by BitMart. In a proof of stake network, transaction validators are chosen using a formula based on the amount of the underlying Digital Currency staked by the validator as opposed to computing power (i.e., proof of work). Please visit BitMart Site for further details on how proof of stake works.

7.3. Staking Service is Optional. Staking services may be made available to you by default for Digital Currencies where staking functionality is available on BitMart. YOU ARE NOT REQUIRED TO STAKE WITH BITMART AND YOU CAN OPT-OUT OF BITMART STAKING SERVICES AT ANY TIME THROUGH THE SETTINGS PAGE IN YOUR ACCOUNT. Unless otherwise specified, if you opt-out of staking services, you can opt back in at any time with immediate effect.

7.4 The Service; Rewards; Commission; Limitations. (a) If you stake your assets with us, BitMart or one of its affiliates will facilitate the staking of those assets on your behalf, by acting as a transaction validator on the applicable network for the Digital Currency you stake. If BitMart successfully validates a block of transactions in that Digital Currency, you may earn a reward granted by that Digital Currency's network. Your reward will be determined by the protocols of the applicable network. BitMart will distribute this reward to you after receipt by BitMart, minus a commission as determined by BitMart at the time. (b) Some Digital Currency networks subject staked assets to "slashing" if the transaction validator representing those assets incorrectly validates a transaction. BitMart will use commercially reasonable efforts to ensure that your assets will not be slashed, but in the unlikely event they are, BitMart will promptly replace your assets at no additional cost. Some Digital Currency networks require that a certain amount of staked assets be locked (restricted from sale or transfer) for a certain period of time while staking. BitMart may also have additional sale or withdrawal limitations for particular staked assets if you are opted-in to staking.

7.5 No Guarantee of Rewards. You have no right to a reward until it is received by BitMart. Rewards will be distributed to your account promptly after they are received by BitMart. Unless otherwise stated, BitMart will use commercially reasonable efforts to stake any Digital Currencies for which you are using BitMart staking services. Unless otherwise specified, the "staking rewards rate" disclosed by BitMart for a particular Digital Currency is an annualized historical rate based on the staking rewards generated by BitMart in providing staking services to BitMart

customers for that Digital Currency over the last 90 days. This rate is an estimate and changes over time. BITMART DOES NOT GUARANTEE THAT YOU WILL RECEIVE STAKING REWARDS, ANY

SPECIFIC STAKING REWARD, OR ANY STAKING RETURN OVER TIME, INCLUDING THE STAKING REWARDS RATES.

8. Data Protection and Security

8.1. Personal Data. You acknowledge that we may process personal data in relation to you (if you are an individual), and personal data that you have provided or in the future provide to us in relation to your employees and other associated or other individuals, in connection with this Agreement , or the BitMart Services. Accordingly, you represent and warrant that: (i) your disclosure to us of any personal data relating to individuals other than yourself was or will be made in accordance with all applicable data protection and data privacy laws, and those data are accurate, up to date and relevant when disclosed; (ii) before providing any such personal data to us, you have read and understood our Privacy Policy, which is available here, and, in the case of personal data relating to an individual other than yourself, have (or will at the time of disclosure have) provided a copy of that Privacy Policy (as amended from time to time), to that individual; and (iii) if from time to time we provide you with a replacement version of the Privacy Policy, you will promptly read that notice and provide a copy to any individual whose personal data you have provided to us.

8.2. Security Breach. If you suspect that your BitMart Account or any of your security details have been compromised or if you become aware of any fraud or attempted fraud or any other security incident (including a cyber-security attack) affecting you and / or BitMart (together a "Security Breach"), you must notify BitMart as soon as possible by email free of charge at support@bitmart.com and continue to provide accurate and up to date information throughout the duration of the Security Breach. You must take any steps that we reasonably require to reduce, manage or report any Security Breach. Failure to provide prompt notification of any Security Breach may be taken into account in our determination of the appropriate resolution of the matter.

9. General Use, Prohibited Use, Death of Account Holder and Termination

9.1. Limited License. We grant you a limited, nonexclusive, nontransferable license, subject to the terms of this Agreement, to access and use the BitMart Platform, and related content, materials, information (collectively, the "Content") solely for approved purposes as permitted by

BitMart from time to time. Any other use of the BitMart Platform or Content is expressly prohibited and all other right, title and interest in the BitMart Platform or Content is exclusively

the property of BitMart and its licensors. You agree you will not copy, transmit, distribute, sell, license, reverse engineer, modify, publish or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Content, in whole or in part without the prior written consent of BitMart. "BitMart.com", "BitMart" and all logos related to the BitMart Services or displayed on the BitMart Platform are either trademarks or registered marks of BitMart or its licensors. You may not copy, imitate or use them without BitMart's prior written consent.

9.2. Website Accuracy. Although we intend to provide accurate and timely information on the BitMart Platform, the BitMart Platform (including, without limitation, the Content) may not always be entirely accurate, complete or current and may also include technical inaccuracies or typographical errors. In an effort to continue to provide you with as complete and accurate information as possible, information may be changed or updated from time to time without notice, including without limitation information regarding our policies, products and services. Accordingly, you should verify all information before relying on it, and all decisions based on information contained on the BitMart Platform are your sole responsibility and we shall have no liability for such decisions. Information provided by third parties, including historical price and supply data for Digital Currencies, is for informational purposes only and BitMart makes no representations or warranties to its accuracy. Links to third-party materials (including without limitation websites) may be provided as a convenience but are not controlled by us. You acknowledge and agree that we are not responsible for any aspect of the information, content, or services contained in any third-party materials or on any third-party sites accessible or linked to the BitMart Platform.

9.3. Promotions. From time to time, BitMart may make available special offers or conduct promotions for qualifying customers. Subject to applicable laws, BitMart or the issuer of a Digital Currency subject to an offer or promotion may establish qualifying criteria to participate in any special promotion its sole discretion. BitMart may revoke any special offer at any time without notice. Once Digital Currency has been deposited in a user's Digital Currency Wallet, that Digital Currency becomes the property of the BitMart user with all applicable property rights, including those noted in Section 2.2 of this Agreement. BitMart shall have no obligation to make special offers available to all customers. BitMart makes no recommendation and does not provide any advice about the value or utility of any Digital Currency subject to a promotion.

9.4. New User Incentive. BitMart's New User Incentives, if any, are available exclusively to new users who have not previously verified their ID. New User Incentives will appear in a new user's account following BitMart 's verification of such user's identification. BitMart will verify a user's identification based on its internal guidelines and governing regulations, in its sole discretion. New User Incentives are subject to the user agreement and are not guaranteed, even upon successful verification of a user's identification. New users who were referred to BitMart through

the Referral Program or who have previously opened an account using different contact information are ineligible to receive New User Incentives. BitMart may update the conditions for eligibility at any time, in its sole discretion.

9.5. Third Party Applications. If, to the extent permitted by BitMart from time to time, you grant express permission to a third party to access or connect to your BitMart Accounts, either through the third party's product or service or through the BitMart Platform, you acknowledge that granting permission to a third party to take specific actions on your behalf does not relieve you of any of your responsibilities under this Agreement. You are fully responsible for all acts or omissions of any third party with access to your BitMart Account. Further, you acknowledge and agree that you will not hold BitMart responsible for, and will indemnify BitMart from, any liability arising out of or related to any act or omission of any third party with access to your BitMart Account. You may change or remove permissions granted by you to third parties with respect to your BitMart Account at any time through the tabs on the Account Settings page on BitMart website.

9.6. Prohibited Use. In connection with your use of the BitMart Services, and your interactions with other users, and third parties you agree and represent you, you understand and agree that you will not engage in any prohibited use defined as following:

*Unlawful activity. Activity which would violate, or assist in violation of, any law, statute, ordinance, or regulation, sanctions programs administered in the countries where BitMart conducts business, or which would involve proceeds of any unlawful activity; publish, distribute or disseminate any unlawful material or information.

*Abusive activity. Actions which impose an unreasonable or disproportionately large load on our infrastructure, or detrimentally interfere with, intercept, or expropriate any system, data, or information; transmit or upload any material to the BitMart Platform that contains viruses, trojan horses, worms, or any other harmful or deleterious programs; attempt to gain unauthorized access to the BitMart Platform, other BitMart Accounts, computer systems or networks connected to the BitMart Platform, through password mining or any other means; use BitMart Account information of another party to access or use the BitMart Platform, except in the case of specific Merchants and/or applications which are specifically authorized by a user to access such user's BitMart Account and information; or transfer your account access or rights to your account to a third party, unless by operation of law or with the express permission of BitMart.

*Abuse other users. Interfere with another individual's or entity's access to or use of any BitMart Services; defame, abuse, extort, harass, stalk, threaten or otherwise violate or infringe the legal rights (such as, but not limited to, rights of privacy, publicity and intellectual property) of others; incite, threaten, facilitate, promote, or encourage hate, racial intolerance, or violent acts against others; harvest or otherwise collect information from the BitMart Platform about others, including without limitation email addresses, without proper consent.

*Fraud. Activity which operates to defraud BitMart, BitMart users, or any other person; provide

any false, inaccurate, or misleading information to BitMart.

*Intellectual Property Infringement. Engage in transactions involving infringement or violation to any copyright, trademark, right of publicity or privacy or any other proprietary right under the law, including but not limited to sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder; use of BitMart intellectual property, name, or logo, including use of BitMart trade or service marks, without express consent from BitMart or in a manner that otherwise harms BitMart or the BitMart brand; any action that implies an untrue endorsement by or affiliation with Bitmart.

We reserve the right at all times to monitor, review, retain and/or disclose any information as necessary to satisfy any applicable law, regulation, sanctions programs, legal process or governmental request. We reserve the right to cancel and/or suspend your BitMart Account and/or block transactions or freeze funds immediately and without notice if we determine, in our sole discretion, that your account is associated with a Prohibited Use. Upon delivering a Final Formal Warning Letter through email, we reserve further disposal rights of any remaining funds (if applicable) in your BitMart account.

9.7. Prohibited Business. In connection with your use of the BitMart Services, and your interactions with other users, and third parties you agree and represent you, you understand and agree that you will not engage in any prohibited business defined as following, including but not limited to related business categories, practices, and/or any sale items:

*Investment and Credit Services. Securities brokers; mortgage consulting or debt reduction services; credit counseling or repair; real estate opportunities; investment schemes.

*Restricted Financial Services. Check cashing, bail bonds; collections agencies.

*Intellectual Property or Proprietary Rights Infringement. Sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder.

*Counterfeit or Unauthorized Goods. Unauthorized sale or resale of brand name or designer products or services; sale of goods or services that are illegally imported or exported or which are stolen.

*Regulated Products and Services. Marijuana dispensaries and related businesses; sale of tobacco, e-cigarettes, and e-liquid; online prescription or pharmaceutical services; age restricted goods or services; weapons and munitions; gunpowder and other explosives; fireworks and related goods; toxic, flammable, and radioactive materials; products and services with varying legal status on a state-by-state basis.

*Drugs and Drug Paraphernalia. Sale of narcotics, controlled substances, and any equipment

designed for making or using drugs, such as bongs, vaporizers, and hookahs.

*Pseudo-Pharmaceuticals. Pharmaceuticals and other products that make health claims that have not been approved or verified by the applicable local and/or national regulatory body.

*Substances designed to mimic illegal drugs. Sale of a legal substance that provides the same effect as an illegal drug (e.g., salvia, kratom).

*Adult Content and Services. Pornography and other obscene materials (including literature, imagery and other media); sites offering any sexually-related services such as prostitution, escorts, pay-per view, adult live chat features.

*Multi-level Marketing. Pyramid schemes, network marketing, and referral marketing programs.

*Unfair, predatory or deceptive practices. Investment opportunities or other services that promise high rewards; Sale or resale of a service without added benefit to the buyer; resale of government offerings without authorization or added value; sites that we determine in our sole discretion to be unfair, deceptive, or predatory towards consumers.

*High risk businesses. any businesses that we believe poses elevated financial risk, legal liability, or violates card network or bank policies.

We reserve the right at all times to monitor, review, retain and/or disclose any information as necessary to satisfy any applicable law, regulation, sanctions programs, legal process or governmental request. We reserve the right to cancel and/or suspend your BitMart Accounts and/or block transactions or freeze funds immediately and without notice if we determine, in our sole discretion, that your account is associated with a Prohibited Use and/or a Prohibited Business.

9.8. Transaction Limits. The use of all BitMart Services is subject to a limit on the amount of volume, stated in BTC terms, you may transact or transfer in a given period (e.g., daily). To view your limits, login to your BitMart Account. Your transaction limits may vary depending on your payment method, verification steps you have completed, and other factors. BitMart reserves the right to change applicable limits as we deem necessary in our sole discretion. If you wish to raise your limits beyond the posted amounts, you may submit a request at https://support.bitmart.com. We may require you to submit additional information about yourself or your business, provide records, and arrange for meetings with BitMart staff (such process, "Enhanced Due Diligence"). BitMart reserves the right to charge you costs and fees associated with Enhanced Due Diligience, provided that we notify you in advance of any such charges accruing. In our sole discretion, we may refuse to raise your limits or we may lower your limits at a subsequent time even if you have completed Enhanced Due Diligence.

9.9. Suspension, Termination, and Cancellation. BitMart may: (a) suspend, restrict, or

terminate your access to any or all of the BitMart Services, and/or (b) deactivate or cancel your BitMart Account if:

*we are so required by a facially valid subpoena, court order, or binding order of a government authority;

*we reasonably suspect you of using your BitMart Account in connection with a prohibited use;

*we reasonably suspect you of using your BitMart Account in connection with a prohibited business;

*use of your BitMart Account is subject to any pending litigation, investigation, or government proceeding and/or we perceive a heightened risk of legal or regulatory non-compliance associated with your account activity;

*our service partners are unable to support your use;

*you take any action that BitMart deems as circumventing BitMart's controls, including, but not limited to, opening multiple BitMart Accounts or abusing promotions which BitMart may offer from time to time; or

*you breach our Behavior Policy, User Agreement, Privacy Policy, OTC Trading Rules or any other BitMart policies that may apply.

If BitMart suspends or closes your account, or terminates your use of BitMart Services for any reason, we will provide you with notice of our actions unless a court order or other legal process prohibits BitMart from providing you with such notice. You acknowledge that BitMart's decision to take certain actions, including limiting access to, suspending, or closing your account, may be based on confidential criteria that are essential to BitMart's risk management and security protocols. You agree that BitMart is under no obligation to disclose the details of its risk management and security procedures to you.

You will be permitted to transfer Digital Currency or funds associated with your Hosted Wallet(s) for ninety (90) days after account deactivation or cancellation unless such transfer is otherwise prohibited (i) under the law, including but not limited to applicable sanctions programs, or (ii) by a facially valid subpoena or court order. You may cancel your BitMart Account at any time by withdrawing all balances and inform us. You will not be charged for canceling your BitMart Account, although you will be required to pay any outstanding amounts owed to BitMart. You authorize us to cancel or suspend any pending transactions at the time of cancellation.

9.10. Death of Account Holder. For security reasons, if we receive legal documentation confirming your death or other information leading us to believe you have died, we will freeze your BitMart Account and during this time, no transactions may be completed until:(i) your designated fiduciary has opened a new BitMart Account, as further described below, and the

entirety of your BitMart Account has been transferred to such new account, or (ii) we have received proof in a form satisfactory to us that you have not died. If we have reason to believe you may have died but we do not have proof of your death in a form satisfactory to us, you authorize us to make inquiries, whether directly or through third parties, that we consider necessary to ascertain whether you have died. Upon receipt by us of proof satisfactory to us that you have died, the fiduciary you have designated in a valid Will or similar testamentary document will be required to open a new BitMart Account. If you have not designated a fiduciary, then we reserve the right to (i) treat as your fiduciary any person entitled to inherit your BitMart Account, as determined by us upon receipt and review of the documentation we, in our sole and absolute discretion, deem necessary or appropriate, including (but not limited to) a Will, a living trust or a Small Estate Affidavit, or (ii) require an order designating a fiduciary from a court having competent jurisdiction over your estate. In the event we determine, in our sole and absolute discretion, that there is uncertainty regarding the validity of the fiduciary designation, we reserve the right to require an order resolving such issue from a court of competent jurisdiction before taking any action relating to your BitMart Account. Pursuant to the above, the opening of a new BitMart Account by a designated fiduciary is mandatory following the death of a BitMart Account owner, and you hereby agree that your fiduciary will be required to open a new BitMart Account and provide the information required under Section 2 of this Agreement in order to gain access to the contents of your BitMart Account.

9.11. Unclaimed Property. If BitMart is holding funds in your account, and BitMart is unable to contact you and has no record of your use of the Services for several years, applicable law may require BitMart to report these funds (including fiat currency and Digital Currency) as unclaimed property to the applicable jurisdiction. If this occurs, BitMart will try to contact you using available information to determine the disposal of such unclaimed property.

9.12. Relationship of the Parties. BitMart is an independent contractor for all purposes. Nothing in this Agreement shall be deemed or is intended to be deemed, nor shall it cause, you and BitMart to be treated as partners, joint ventures, or otherwise as joint associates for profit, or either you or BitMart to be treated as the agent of the other.

9.13. Privacy of Others; Marketing. If you receive information about another user through the BitMart Services, you must keep the information confidential and only use it in connection with the BitMart Services. You may not disclose or distribute a user's information to a third party or use the information except as reasonably necessary to effectuate a transaction and other functions reasonably incidental thereto such as support, reconciliation and accounting unless you receive the user's express consent to do so. You may not send unsolicited email to a user through the BitMart Services.

9.14. Password Security; Contact Information. You are responsible for creating a strong password and maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), API keys or any other codes that you use to access the BitMart Services. Any loss or compromise of the foregoing information and/or your personal

BitMart Services. Any loss or compromise of the foregoing information and/or your personal information may result in unauthorized access to your BitMart Account by third-parties and the loss or theft of any Digital Currency and/or funds held in your BitMart Account and any associated accounts if any. You fully agree and understand that we are not responsible (and you will not hold us responsible) for any unauthorized access to or use of your BitMart Account. You are responsible for keeping your email address and telephone number up to date in your account profile in order to receive any notices or alerts that we may send you.

You should never allow remote access or share your computer screen with someone else when you are logged on to your BitMart Account. BitMart will never under any circumstances ask you for your IDs, passwords, or 2-factor authentication codes. We assume no responsibility for any loss that you may sustain due to compromise of account login credentials, due to no fault of BitMart, and/or failure to follow or act on any notices or alerts that we may send to you. In the event you believe your BitMart Account(s) information has been compromised, contact BitMart Support immediately at support@bitmart.com.

9.15. Taxes. It is your sole responsibility to determine whether, and to what extent, any taxes apply to any transactions you conduct through the BitMart Services, and to withhold, collect, report and remit the correct amounts of taxes to the appropriate tax authorities. Your transaction history is available through your BitMart Account(s).

9.16. Unclaimed Property. If BitMart is holding funds in your account, and BitMart is unable to contact you and has no record of your use of the services for several years, applicable law may require BitMart to report these funds as unclaimed property to the applicable jurisdiction. If this occurs, BitMart will try to locate you at the address shown in our records, but if BitMart is unable to locate you, it may be required to deliver any such funds to the applicable state or jurisdiction as unclaimed property. BitMart reserves the right to deduct a dormancy fee or other administrative charges from such unclaimed funds, as permitted by applicable law.

9.17. No Investment Advice or Brokerage. For the avoidance of doubt, BitMart does not provide investment, tax, or legal advice, nor does BitMart broker trades on your behalf. All BitMart trades are executed based on the parameters of your order instructions and in accordance with our trading procedures, and you are solely responsible for determining whether any investment, investment strategy or related transaction is appropriate for you based on your personal investment objectives, financial circumstances and risk tolerance. You should consult your legal or tax professional regarding your specific situation. BitMart may provide educational information about Supported Digital Currency, as well as Digital Currency not supported by BitMart, in order to assist users in learning more about such Digital Currency. Information may include, but is not limited to, blog posts, articles, links to to third-party content, news feeds, tutorials, and videos. The information provided on this website or any third-party sites does not constitute investment advice, financial advice, trading advice, or any other sort of advice, and you should not treat any of the website's content as such. BitMart does not recommend, or intend to recommend, that any Digital Currency should be bought, earned, sold, or held by you. Before making the decision to

Digital Currency should be bought, earned, sold, or held by you. Before making the decision to buy, sell or hold any Digital Currency, you should conduct your own due diligence and consult your financial advisors before making any investment decision. BitMart will not be held responsible for the decisions you make to buy, sell, or hold Digital Currency based on the information provided by BitMart.

10. Customer Feedback, Queries, Complaints, and Dispute Resolution

10.1. Contact BitMart. If you have any feedback, or general questions, contact us via our Customer Support webpage at https://support.bitmart.com/hc/en-us. When you contact us please provide us with your name, email address, and any other information we may need to identify you, your BitMart Account(s), and the transaction on which you have feedback or questions.

10.2. Formal Complaint Process. If you have a complaint for BitMart (a "Complaint"), you agree to contact BitMart through our support team to attempt to resolve any such dispute amicably. If we cannot resolve the dispute through the BitMart support team, you and we agree to use the Formal Complaint Process set forth below. You agree to use this process before filing any arbitration claim or small claims action. If you do not follow the procedures set out in this Section before filing an arbitration claim or suit in small claims court, we shall have the right to ask the arbitrator or small claims court to dismiss your filing unless and until you complete the following steps.

10.2.1. Procedure Steps. In the event that your dispute with BitMart is not resolved through your contact with BitMart Support, you agree to use our Complaint form to describe your Complaint, how you would like us to resolve the Complaint, and any other information related to your dispute that you believe to be relevant. The Complaint form can be found on the BitMart support pages or can be requested from BitMart.

10.2.2. Our Response. We will acknowledge receipt of your Complaint form after you submit it. A BitMart customer service agent ("Agent") will review your Complaint. The Agent will evaluate your Complaint based on the information provided and information in the possession of BitMart. Within 15 business days of our receipt of your Complaint form, the Agent will address the issues raised in your Complaint form by sending you an e-mail ("Resolution Notice") in which the Agent will: (i) offer to resolve your complaint in the way you requested; (ii) make a determination rejecting your Complaint and set out the reasons for the rejection; or (iii) offer to resolve your Complaint with an alternative solution. In exceptional circumstances, if the Agent is unable to respond to your Complaint within 15 business days for reasons beyond our control, the Agent will send you a communication indicating the reasons for any delay in answering your Complaint, and specifying

the deadline by which the Agent will respond to your Complaint, which will be no later than 35 business days from our receipt of your Complaint form.

10.3. Arbitration; Waiver of Class Action. If we cannot resolve the dispute through the Formal Complaint Process, you and we agree that any dispute arising out of or relating to this Agreement or the BitMart Services, including, without limitation, federal and state statutory claims, common law claims, and those based in contract, tort, fraud, misrepresentation, or any other legal theory, shall be resolved through binding arbitration, on an individual basis (the "Arbitration Agreement"). Subject to applicable jurisdictional requirements, you may elect to pursue your claim in your local small claims court rather than through arbitration so long as your matter remains in small claims court and proceeds only on an individual (non-class and non-representative) basis. Arbitration shall be conducted in accordance with the American Arbitration Association's rules for arbitration of consumer-related disputes (accessible at https://www.adr.org/sites/default/files/Consumer%20Rules.pdf).

This Arbitration Agreement includes, without limitation, disputes arising out of or related to the interpretation or application of the Arbitration Agreement, including the enforceability, revocability, scope, or validity of the Arbitration Agreement or any portion of the Arbitration Agreement. All such matters shall be decided by an arbitrator and not by a court or judge.

CLASS ACTION WAIVER: TO THE EXTENT PERMISSIBLE BY LAW, ALL CLAIMS MUST BE BROUGHT IN A PARTY'S INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE ACTION, OR REPRESENTATIVE PROCEEDING (COLLECTIVELY "CLASS ACTION WAIVER"). THE ARBITRATOR MAY NOT CONSOLIDATE MORE THAN ONE PERSON'S CLAIMS OR ENGAGE IN ANY CLASS ARBITRATION. YOU ACKNOWLEDGE THAT, BY AGREEING TO THESE TERMS, YOU AND BITMART ARE EACH WAIVING THE RIGHT TO A TRIAL BY JURY AND THE RIGHT TO PARTICIPATE IN A CLASS ACTION.

The arbitration will be conducted by a single, neutral arbitrator and shall take place in the county or parish in which you reside, or another mutually agreeable location, in the English language. The arbitrator may award any relief that a court of competent jurisdiction could award and the arbitral decision may be enforced in any court. An arbitrator's decision and judgment thereon will not have a precedential or collateral estoppel effect. At your request, hearings may be conducted in person or by telephone and the arbitrator may provide for submitting and determining motions on briefs, without oral hearings. To the extent permitted by law, the prevailing party in any action or proceeding to enforce this Agreement, any arbitration pursuant to this Agreement, or any small claims action shall be entitled to costs and attorneys' fees. If the arbitrator or arbitration administrator would impose filing fees or other administrative costs on you, we will reimburse you, upon request, to the extent such fees or costs would exceed those that you would otherwise have to pay if you were proceeding instead in a court. We will also pay additional fees or costs if required to do so by the arbitration administrator's rules or applicable law.

11. General Provisions

11.1. Computer Viruses. We shall not bear any liability, whatsoever, for any damage or interruptions caused by any computer viruses, spyware, Trojan horses, worms or other malware that may affect your computer or other equipment, or any phishing, spoofing or other attack. We advise the regular use of a reputable and readily available virus screening and prevention software. You should also be aware that SMS and email services are vulnerable to spoofing and phishing attacks and should use care in reviewing messages purporting to originate from BitMart. Always log into your BitMart Account through the BitMart Platform to review any transactions or required actions if you have any uncertainty regarding the authenticity of any communication or notice.

11.2. Release of BitMart; Indemnification. If you have a dispute with one or more users of the BitMart Services, you release BitMart, its affiliates and service providers, and each of their respective officers, directors, agents, joint venturers, employees and representatives from any and all claims, demands and damages (actual and consequential) of every kind and nature arising out of or in any way connected with such disputes. You agree to indemnify and hold BitMart, its affiliates and Service Providers, and each of its or their respective officers, directors, agents, joint venturers, employees and representatives, harmless from any claim or demand (including attorneys' fees and any fines, fees or penalties imposed by any regulatory authority) arising out of or related to your breach of this Agreement or your violation of any law, rule or regulation, or the rights of any third party.

11.3. Limitation of Liability. In no event shall BitMart, its affiliates and service providers, or any of their respective officers, directors, agents, joint ventures, employees or representatives, be liable (a) for any amount greater than the value of the supported Digital Currency on deposit in your BitMart Account (s) or (b) for any lost profits or any special, diminution in value or business opportunity, any loss, damage, corruption or breach of data or any other intangible property or any special, incidental, indirect, intangible or consequential damages, whether based in contract, tort, negligence, strict liability, or otherwise, arising out of or in connection with authorized or unauthorized use of the BitMart Site or the BitMart Services, or this Agreement, even if an authorized representative of BitMart has been advised of or knew or should have known of the possibility of such damages, and notwithstanding the failure of any agreed or other remedy of its essential purpose, except to the extent of a final judicial determination that such damages were a result of BitMart's gross negligence, fraud, willful misconduct or intentional violation of law. This means, by way of example only (and without limiting the scope of the preceding sentence), that if you claim that BitMart failed to process a buy or sell transaction properly, your damages are limited to no more than the value of the supported digital currency at issue in the transaction, and that you may not recover for lost profits, lost business opportunities, diminution in value or other types of special, incidental, indirect, intangible, exemplary, punitive or consequential damages in excess of the value of the supported digital currency at issue in the transaction. Some

jurisdictions do not allow the exclusion or limitation of incidental or consequential damages, so the above limitation may not apply to you.

The BitMart Services are provided on an "as is" and "as available" basis without any representation or warranty, whether express, implied, or statutory. To the maximum extent permitted by applicable law, BitMart specifically disclaims any implied warranties of title, merchantability, fitness for a particular purpose and/or non-infringement. BitMart does not make any representations or warranties that access to the Platform, any part of the BitMart Services, or any of the materials contained therein, will be continuous, uninterrupted, timely, or error-free. BitMart does not guarantee that any order will be executed, accepted, recorded, or remain open. Except for the express statements set forth in this Agreement, you hereby acknowledge and agree that you have not relied upon any other statement or understanding, whether written or oral, with respect to your use and access of the BitMart Services and BitMart Site. Without limiting the foregoing, you hereby understand and agree that BitMart will not be liable for any losses or damages arising out of or relating to: (a) any inaccuracy, defect or omission of digital currency price data (b) any error or delay in the transmission of such data, or (c) interruption in any such data.

BitMart makes no representations about the accuracy, order, timeliness or completeness of historical Digital Currency price data available on the BitMart Site. BitMart and its business partners will make reasonable efforts to ensure that requests for electronic debits and credits involving bank accounts, credit cards, and check issuances are processed in a timely manner but BitMart makes no representations or warranties regarding the amount of time needed to complete processing which is dependent upon many factors outside of our control.

Please note that, IF YOU ARE A NEW JERSEY RESIDENT, the provisions of this Section 11.3 are intended to apply only to the extent permitted under New Jersey law.

11.4. Entire Agreement. This Agreement, the Privacy Policy, OTC Trading Rules, Appendices incorporated by reference herein and other BitMart policies and procedures available, comprise the entire understanding and agreement between you and BitMart as to the subject matter hereof, and supersedes any and all prior discussions, agreements and understandings of any kind (including without limitation any prior versions of this Agreement), and every nature between and among you and BitMart. Section headings in this Agreement are for convenience only, and shall not govern the meaning or interpretation of any provision of this Agreement.

11.5. Amendments. We may amend or modify this Agreement by posting on the BitMart Platform or emailing to you the revised Agreement, and the revised Agreement shall be effective at such time. If you do not agree with any such modification, your sole and exclusive remedy is to terminate your use of the services and close your account. You agree that we shall not be liable to you or any third party for any modification or termination of the BitMart Services, or suspension or termination of your access to the BitMart Services, except to the extent otherwise expressly set forth herein. If the revised Agreement includes a material change, we will endeavor

expressly set forth herein. If the revised Agreement includes a material change, we will endeavor to provide you advanced notice via our website and/or email before the material change becomes effective.

11.6. Assignment. You may not assign any rights and/or licenses granted under this Agreement. We reserve the right to assign our rights without restriction, including without limitation to any BitMart affiliates or subsidiaries, or to any successor in interest of any business associated with the BitMart Services. Any attempted transfer or assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their successors and permitted assigns.

11.7. Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable under any rule, law or regulation of any local, state, or federal government agency, such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under any applicable law, and the validity or enforceability of any other provision of this Agreement shall not be affected.

11.8. Survival. All provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement, including, without limitation, sections pertaining to suspension or termination, BitMart Account cancellation, debts owed to BitMart, general use of the BitMart Site, disputes with BitMart, and general provisions, shall survive the termination or expiration of this Agreement.

11.9. Governing Law. You agree that the laws of Cayman Islands, without regard to principles of conflict of laws, will govern this Agreement and any claim or dispute that has arisen or may arise between you and BitMart.

11.10. Force Majeure. We shall not be liable for delays, failure in performance or interruption of service which result directly or indirectly from any cause or condition beyond our reasonable control, including but not limited to, significant market volatility, any delay or failure due to any act of God, act of civil or military authorities, act of terrorists, civil disturbance, war, strike or other labor dispute, fire, interruption in telecommunications or Internet services or network provider services, failure of equipment and/or software, any collapse of the digital asset market, any action by legislative, judicial or administrative authorities, other catastrophe or other occurrence which is beyond our reasonable control and shall not affect the validity and enforceability of any remaining provisions.

APPENDIX 1: Prohibited Use, Prohibited Businesses and Conditional Use

Prohibited Use

You may not use your BitMart Account(s) to engage in the following categories of activity ("Prohibited Uses"). The specific types of use listed below are representative, but not exhaustive.

If you are uncertain as to whether or not your use of BitMart Services involves a Prohibited Use or have questions about how these requirements apply to you, please contact us via support@bitmart.com. By opening a BitMart Account, you confirm that you will not use your account to do any of the following:

Unlawful Activity: Activity which would violate, or assist in violation of, any law, statute, ordinance, or regulation, sanctions programs administered in the countries where BitMart conducts business, including but not limited to the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), or which would involve proceeds of any unlawful activity; publish, distribute or disseminate any unlawful material or information.

Abusive Activity: Actions which impose an unreasonable or disproportionately large load on our infrastructure, or detrimentally interfere with, intercept, or expropriate any system, data, or information; transmit or upload any material to the BitMart Site that contains viruses, trojan horses, worms, or any other harmful or deleterious programs; attempt to gain unauthorized access to the BitMart Site, other BitMart Accounts, computer systems or networks connected to the BitMart Site, through password mining or any other means; use BitMart Account information of another party to access or use the BitMart Site, except in the case of specific Merchants and/or applications which are specifically authorized by a user to access such user's BitMart Account and information; or transfer your account access or rights to your account to a third party, unless by operation of law or with the express permission of BitMart.

Abuse Other Users: Interfere with another individual's or entity's access to or use of any BitMart Services; defame, abuse, extort, harass, stalk, threaten or otherwise violate or infringe the legal rights (such as, but not limited to, rights of privacy, publicity and intellectual property) of others; incite, threaten, facilitate, promote, or encourage hate, racial intolerance, or violent acts against others; harvest or otherwise collect information from the BitMart Site about others, including without limitation email addresses, without proper consent

Fraud: Activity which operates to defraud BitMart, BitMart users, or any other person; provide any false, inaccurate, or misleading information to BitMart

Gambling: Lotteries; bidding fee auctions; sports forecasting or odds making; fantasy sports leagues with cash prizes; internet gaming; contests; sweepstakes; games of chance

Intellectual Property Infringement: Engage in transactions involving infringement or violation to any copyright, trademark, right of publicity or privacy or any other proprietary right under the law, including but not limited to sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder; use of BitMart intellectual property, name, or logo, including use of BitMart trade or service marks,

without express consent from BitMart or in a manner that otherwise harms BitMart or the BitMart brand; any action that implies an untrue endorsement by or affiliation with BitMart

Prohibited Businesses

In addition to the Prohibited Uses described above, the following categories of businesses, business practices, and sale items are barred from BitMart Services ("Prohibited Businesses"). The specific types of use listed below are representative, but not exhaustive. If you are uncertain as to whether or not your use of BitMart Services involves a Prohibited Business, or have questions about how these requirements apply to you, please contact us at support@bitmart.com

By opening a BitMart Account, you confirm that you will not use BitMart Services in connection with any of following businesses, activities, practices, or items:

Investment and Credit Services: Securities brokers; mortgage consulting or debt reduction services; credit counseling or repair; real estate opportunities; investment schemes.

Restricted Financial Services: Check cashing, bail bonds; collections agencies.

Intellectual Property or Proprietary Rights Infringement: Sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder.

Counterfeit or Unauthorized Goods: Unauthorized sale or resale of brand name or designer products or services; sale of goods or services that are illegally imported or exported or which are stolen.

Regulated Products and Services: Marijuana dispensaries and related businesses; sale of tobacco, e-cigarettes, and e-liquid; online prescription or pharmaceutical services; age restricted goods or services; weapons and munitions; gunpowder and other explosives; fireworks and related goods; toxic, flammable, and radioactive materials; products and services with varying legal status on a state-by-state basis.

Drugs and Drug Paraphernalia: Sale of narcotics, controlled substances, and any equipment designed for making or using drugs, such as bongs, vaporizers, and hookahs.

Pseudo-Pharmaceuticals: Pharmaceuticals and other products that make health claims that have not been approved or verified by the applicable local and/or national regulatory body.

Substances designed to mimic illegal drugs: Sale of a legal substance that provides the same effect as an illegal drug (e.g., salvia, kratom).

Adult Content and Services: Pornography and other obscene materials (including literature, imagery and other media); sites offering any sexually-related services such as prostitution,

escorts, pay-per view, adult live chat features.

Multi-level Marketing: Pyramid schemes, network marketing, and referral marketing programs.

Unfair, predatory or deceptive practices: Investment opportunities or other services that promise high rewards; Sale or resale of a service without added benefit to the buyer; resale of government offerings without authorization or added value; sites that we determine in our sole discretion to be unfair, deceptive, or predatory towards consumers.

High risk businesses: any businesses that we believe poses elevated financial risk, legal liability, or violates card network or bank policies.

Conditional Use

Express written consent and approval from BitMart must be obtained prior to using BitMart Services for the following categories of business and/or use ("Conditional Uses"). Consent may be requested by contacting us at support@bitmart.com. BitMart may also require you to agree to additional conditions, make supplemental representations and warranties, complete enhanced on-boarding procedures, and operate subject to restrictions if you use BitMart Services in connection with any of following businesses, activities, or practices:

Money Services: Money transmitters, Digital Currency transmitters; currency or Digital Currency exchanges or dealers; gift cards; prepaid cards; sale of in-game currency unless the merchant is the operator of the virtual world; act as a payment intermediary or aggregator or otherwise resell any of the BitMart Services

Charities: Acceptance of donations for nonprofit enterprise

Games of Skill: Games which are not defined as gambling under this Agreement or by law, but which require an entry fee and award a prize

Religious/Spiritual Organizations and NGOs: Operation of a for-profit religious or spiritual organization or for a NGO.

APPENDIX 2: Electronic Communication Disclosure and Consent

This policy describes how BitMart delivers communications to you electronically. We may amend this policy at any time by providing a revised version on our website. The revised version will be effective at the time we post it. We will provide you with prior notice of any material changes via our website.

Electronic Delivery of Communications

You agree and consent to receive electronically all communications, agreements, documents,

notices and disclosures (collectively, "Communications") that we provide in connection with your BitMart Account(s) and your use of BitMart Services. Communications include:

Terms of use and policies you agree to (e.g., the BitMart User Agreement and Privacy Policy), including updates to these agreements or policies;

Account details, history, transaction receipts, confirmations, and any other account or transaction information;

Legal, regulatory, and tax disclosures or statements we may be required to make available to you; and

Responses to claims or customer support inquiries filed in connection with your Account.

We will provide these Communications to you by posting them on the BitMart website, emailing them to you at the primary email address listed in your BitMart profile, communicating to you via instant chat, and/or through other electronic communication such as text message or mobile push notification, if necessary.

Hardware and Software Requirements

In order to access and retain electronic Communications, you will need the following computer hardware and software:

A device with an Internet connection;

A current web browser that includes 128-bit encryption (e.g. Internet Explorer version 9.0 and above, Firefox version 3.6 and above, Chrome version 31.0 and above, or Safari 7.0 and above) with cookies enabled;

A valid email address (your primary email address on file with BitMart); and

Sufficient storage space to save past Communications or an installed printer to print them.

How to Withdraw Your Consent

You may withdraw your consent to receive Communications electronically by contacting us at support@bitmart.com. If you fail to provide or if you withdraw your consent to receive Communications electronically, BitMart reserves the right to immediately close your account.

Updating your Information

It is your responsibility to provide us with a true, accurate and complete e-mail address and your contact information, and to keep such information up to date. You understand and agree that if BitMart sends you an electronic Communication but you do not receive it because your primary email address on file is incorrect, out of date, blocked by your service provider, or you are

otherwise unable to receive electronic Communications, BitMart will be deemed to have provided the Communication to you.

You may update your information by logging into your account and visiting settings or by contacting our support team at support@bitmart.com.

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